Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Berkshire Grey, Inc. (f/k/a Revolution Acceleration Acquisition Corp.) on Amendment No. 1 to Form S-1 of our report dated March 17, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 12B as to which the date is May 12, 2021, which includes an explanatory paragraph as to Revolution Acceleration Acquisition Corp.’s (now known as Berkshire Grey, Inc.) ability to continue as a going concern, with respect to our audit of the financial statements of Revolution Acceleration Acquisition Corp (now known as Berkshire Grey, Inc.) as of December 31, 2020 and for the period from September 10, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on August 16, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 1, 2021